Exhibit 99.1

Contact:	Adam N. Satterfield
Executive Vice President and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE REPORTS FIRST QUARTER 2024

EARNINGS PER DILUTED SHARE OF $1.34

THOMASVILLE, N.C. (April 24, 2024) – Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced financial results for the three-month period ended March 31, 2024.

All prior-period share and per share data in this release have been adjusted to reflect the Company's March 2024 two-for-one stock split.

	Three Months Ended
	March 31,
(In thousands, except per share amounts)	2024	2023	% Chg.
Total revenue	$1,460,073	$1,442,136	1.2%
LTL services revenue	$1,446,733	$1,424,372	1.6%
Other services revenue	$13,340	$17,764	(24.9)%
Operating income	$386,426	$383,049	0.9%
Operating ratio	73.5%	73.4%
Net income	$292,304	$285,038	2.5%
Diluted earnings per share	$1.34	$1.29	3.9%
Diluted weighted average shares outstanding	218,808	221,358	(1.2)%

Marty Freeman, President and Chief Executive Officer of Old Dominion, commented, “Old Dominion’s financial results improved during the first quarter despite continued softness in the domestic economy. For the second straight quarter, both our revenue and earnings per diluted share increased on a year-over-year basis. We achieved these results by continuing to execute our long-term strategic plan, which is centered on our ability to provide our customers with superior service at a fair price. The combination of our 99% on-time service and 0.1% claims ratio has created an unmatched value proposition in our industry, which continues to support our yield management initiatives as well as our ongoing ability to win market share.

“Revenue for the first quarter included a 4.1% increase in LTL revenue per hundredweight that was partially offset by a 3.2% decrease in LTL tons per day. The decrease in LTL tons per day reflects a 2.7% decrease in LTL weight per shipment and a 0.5% decrease in LTL shipments per day. Excluding fuel surcharges, LTL revenue per hundredweight increased 6.7% as compared to the first quarter of 2023. This yield improvement reflects our continued focus on revenue quality and our consistent, long-term approach to pricing, which is designed to offset our cost inflation while also supporting further investments in capacity and technology.

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ODFL Reports First Quarter Financial Results

April 24, 2024

“Our first quarter operating ratio increased 10 basis points to 73.5% as compared to the first quarter of 2023. We improved our direct operating costs as a percent of revenue as a result of the increase in yield and our ongoing focus on operating efficiencies. Our overhead costs, however, increased as a percent of revenue in part due to a 50-basis point increase in our depreciation costs. The increase in depreciation reflects our commitment to consistently execute on our long-term capital expenditure strategy to support our customers’ needs and to achieve our long-term market share initiatives.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $423.9 million for the first quarter of 2024. The Company had $581.0 million in cash and cash equivalents at March 31, 2024.

Capital expenditures were $119.5 million for the first quarter of 2024. The Company expects its aggregate capital expenditures for 2024 to total approximately $750 million, including planned expenditures of $350 million for real estate and service center expansion projects; $325 million for tractors and trailers; and $75 million for information technology and other assets.

Old Dominion continued to return capital to shareholders during the first quarter of 2024 through its share repurchase and dividend programs. For the quarter, the cash utilized for shareholder return programs included $85.3 million of share repurchases and $56.6 million of cash dividends.

Summary

Mr. Freeman concluded, “Old Dominion continued to produce solid financial results during the first quarter despite the operating challenges presented by the economy. We believe these results, and our long-term record of financial success, are grounded in our ability to execute on a proven strategic plan that has guided us through many economic cycles. While challenges from the domestic economy have persisted for longer than we originally expected, there have been some recent developments to suggest that overall demand for our service may be improving. With our best-in-class value proposition and customer relationships that have continued to strengthen, we believe we are well-positioned to respond to a positive inflection in demand. As a result, we are confident in our ability to win market share over the long term while also increasing shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the internet by going to ir.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call and will be available for 30 days. A telephonic replay will also be available through May 1, 2024, at (877) 344-7529, Access Code 5260631.

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ODFL Reports First Quarter Financial Results

April 24, 2024

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the challenges associated with executing our growth strategy, and developing, marketing and consistently delivering high-quality services that meet customer expectations; (2) changes in our relationships with significant customers; (3) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation and healthcare, increased self-insured retention or deductible levels or premiums for excess coverage, and claims in excess of insured coverage levels; (4) reductions in the available supply or increases in the cost of equipment and parts; (5) various economic factors such as inflationary pressures or downturns in the domestic economy, and our inability to sufficiently increase our customer rates to offset the increase in our costs; (6) higher costs for or limited availability of suitable real estate; (7) the availability and cost of third-party transportation used to supplement our workforce and equipment needs; (8) fluctuations in the availability and price of diesel fuel and our ability to collect fuel surcharges, as well as the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (9) seasonal trends in the less-than-truckload (“LTL”) industry, harsh weather conditions and disasters; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) decreases in demand for, and the value of, used equipment; (12) our ability to successfully consummate and integrate acquisitions; (13) various risks arising from our international business relationships; (14) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (15) the competitive environment with respect to our industry, including pricing pressures; (16) our customers’ and suppliers’ businesses may be impacted by various economic factors such as recessions, inflation, downturns in the economy, global uncertainty and instability, changes in international trade policies, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets; (17) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (18) increases in the cost of employee compensation and benefit packages used to address general labor market challenges and to attract or retain qualified employees, including drivers and maintenance technicians; (19) our ability to retain our key employees and continue to effectively execute our succession plan; (20) potential costs and liabilities associated with cyber incidents and other risks with respect to our information technology systems or those of our third-party service providers, including system failure, security breach, disruption by malware or ransomware or other damage; (21) the failure to adapt to new technologies implemented by our competitors in the LTL and transportation industry, which could negatively affect our ability to compete; (22) the failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (23) disruption in the operational and technical services (including software as a service) provided to us by third parties, which could result in operational delays and/or increased costs; (24) the Compliance, Safety, Accountability initiative of the Federal Motor Carrier Safety Administration (“FMCSA”), which could adversely impact our ability to hire qualified drivers, meet our growth projections and maintain our customer relationships; (25) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the FMCSA and other regulatory agencies; (26) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws; (27) the effects of legal, regulatory or market responses to climate change concerns; (28) emissions-control and fuel efficiency regulations that could substantially increase operating expenses; (29) expectations relating to environmental, social and governance considerations and related reporting obligations; (30) the increase in costs associated with healthcare and other mandated benefits; (31) the costs and potential liabilities related to legal proceedings and claims, governmental inquiries, notices and investigations; (32) the impact of changes in tax laws, rates, guidance and interpretations; (33) the concentration of our stock ownership with the Congdon family; (34) the ability or the failure to declare future cash dividends; (35) fluctuations in the amount and frequency of our stock repurchases; (36) volatility in the market value of our

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ODFL Reports First Quarter Financial Results

April 24, 2024

common stock; (37) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (38) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the SEC. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is one of the largest North American LTL motor carriers and provides regional, inter-regional and national LTL services through a single integrated, union-free organization. Our service offerings, which include expedited transportation, are provided through an expansive network of service centers located throughout the continental United States. The Company also maintains strategic alliances with other carriers to provide LTL services throughout North America. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage and supply chain consulting.

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ODFL Reports First Quarter Financial Results

April 24, 2024

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	First Quarter
(In thousands, except per share amounts)	2024		2023
Revenue	$1,460,073	100.0%	$1,442,136	100.0%

Operating expenses:
Salaries, wages & benefits	668,390	45.8%	652,075	45.2%
Operating supplies & expenses	172,472	11.8%	192,384	13.3%
General supplies & expenses	45,576	3.1%	39,545	2.7%
Operating taxes & licenses	35,838	2.5%	36,701	2.6%
Insurance & claims	18,194	1.2%	16,028	1.1%
Communications & utilities	10,995	0.7%	11,017	0.8%
Depreciation & amortization	84,531	5.8%	75,947	5.3%
Purchased transportation	30,710	2.1%	30,615	2.1%
Miscellaneous expenses, net	6,941	0.5%	4,775	0.3%

Total operating expenses	1,073,647	73.5%	1,059,087	73.4%

Operating income	386,426	26.5%	383,049	26.6%

Non-operating (income) expense:
Interest expense	37	0.0%	200	0.0%
Interest income	(7,372)	(0.5)%	(2,811)	(0.2)%
Other expense, net	879	0.1%	1,511	0.2%

Income before income taxes	392,882	26.9%	384,149	26.6%

Provision for income taxes	100,578	6.9%	99,111	6.8%

Net income	$292,304	20.0%	$285,038	19.8%

Earnings per share:
Basic	$1.34		$1.30
Diluted	$1.34		$1.29

Weighted average outstanding shares:
Basic	217,594		219,912
Diluted	218,808		221,358

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ODFL Reports First Quarter Financial Results

April 24, 2024

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	First Quarter
	2024	2023	% Chg.
Work days	64	64	—%
Operating ratio	73.5%	73.4%
LTL tons (1)	2,264	2,339	(3.2)%
LTL tonnage per day	35,380	36,540	(3.2)%
LTL shipments (1)	3,004	3,018	(0.5)%
LTL shipments per day	46,931	47,155	(0.5)%
LTL revenue per hundredweight	$31.98	$30.71	4.1%
LTL revenue per hundredweight, excluding fuel surcharges	$26.78	$25.09	6.7%
LTL revenue per shipment	$482.24	$475.88	1.3%
LTL revenue per shipment, excluding fuel surcharges	$403.71	$388.82	3.8%
LTL weight per shipment (lbs.)	1,508	1,550	(2.7)%
Average length of haul (miles)	919	925	(0.6)%
Average active full-time employees	22,891	22,971	(0.3)%

(1) -	In thousands
Note:

Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	March 31,	December 31,
(In thousands)	2024	2023
Cash and cash equivalents	$580,974	$433,799
Other current assets	682,686	709,534
Total current assets	1,263,660	1,143,333
Net property and equipment	4,128,101	4,095,405
Other assets	259,595	273,655
Total assets	$5,651,356	$5,512,393

Current maturities of long-term debt	$20,000	$20,000
Other current liabilities	530,674	524,658
Total current liabilities	550,674	544,658
Long-term debt	59,980	59,977
Other non-current liabilities	639,065	649,947
Total liabilities	1,249,719	1,254,582
Equity	4,401,637	4,257,811
Total liabilities & equity	$5,651,356	$5,512,393

Note: The financial and operating statistics in this press release are unaudited.

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